UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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THE GREATER CHINA FUND, INC.
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THE GREATER CHINA FUND, INC. (NYSE: GCH) AND ABERDEEN ASSET MANAGEMENT

ASIA LIMITED JOINTLY RESPOND TO

JF CHINA REGION FUND, INC. MERGER PROPOSAL

New York, NY and Philadelphia, PA, October 26, 2012 – The Greater China Fund, Inc. (NYSE: GCH) (the “Fund”) and Aberdeen Asset Management Asia Limited (“Aberdeen”) jointly announced a response to the October 23, 2012 press release by The JF China Region Fund, Inc. (“JFC”) proposing to merge the Fund with and into JFC. This follows the Fund’s announcement on August 1, 2012 that the Board believes such a merger is not in the best interests of the Fund and its shareholders and the joint announcement by the Fund and Aberdeen on September 18, 2012, that the Board had voted unanimously to approve and to recommend that stockholders of the Fund approve an Investment Management Agreement (the “Proposed Agreement”) between the Fund and Aberdeen.

The Board has again considered the merger proposal put forward by JFC and remains unanimous in its belief that such a transaction is not in the best interests of the Fund and its stockholders. Moreover, the Board firmly believes that approval of the Proposed Agreement is in the best interests of the Fund and its stockholders.

Opposition to the Proposed Merger

For the following reasons, among others, the Board believes the merger of the Fund with and into JFC is not in the best interests of the Fund and its shareholders:

•	The Fund and Aberdeen have each demonstrated superior and consistent long-term performance track records relative to JFC.

Annualized Performance to June 30, 2012 Based on Net Asset Value

To June 30, 2012	The Greater China Fund, Inc %	JF China Region Fund, Inc. %	Aberdeen Global - Chinese Equity Fund* %
1 Year	-16.30	-20.30	-7.57
3 Years	-0.30	8.6%	11.57
5 Years	-4.30	-12.9%	3.61

Sources:

The Greater China Fund Factsheet as of June 30, 2012.

JF China Region Fund, Inc. Factsheet as of June 30, 2012.

Aberdeen Global – Chinese Equity Fund - Factsheet as of June 30, 2012 for Class A2 Acc shares (Not available to
US investors)*.

Past performance is not an indication of future results.

•

JFC is significantly smaller than the Fund, with less than one-third of the net assets of the Fund at June 30, 2012. The economies of scale for the Fund’s shareholders resulting from a merger would be significantly less than those which would be experienced by the shareholders of JFC.

•

The relative size of the funds also means the liquidity benefits of an increase in size and volumes of shares traded would disproportionately benefit the shareholders of JFC compared to those of the Fund.

•

The expense ratio of the Fund has been consistently lower than JFC as noted in the table below. Moreover, if approved, Aberdeen has agreed to a reduction in investment management fees from the current investment management fees paid by the Fund. Based on the current assets of the Fund, the investment management fee agreed to by Aberdeen would equate to a further reduction of the expense ratio by approximately 0.20%.

Historical Ratios of Expenses to Average Net Assets

		For Years Ended December 31

	6 Months Ended June 30, 2012	2011	2010	2009

GCH	1.80%	1.66%	1.85%	1.96%
JFC	1.96%	1.89%	1.99%	2.12%

Source – Published Financial Statements of GCH and JFC

•

The Board of the Fund has proven its stewardship in taking action either to repurchase shares in the open market or to make a tender offer for its shares. The Board has a standing Discount Oversight Committee with a mandate of monitoring the Fund’s market value discount from net asset value and making recommendations to the Board with respect to the desirability of a stock repurchase or tender offer. In October 2011, the Fund completed a successful 20% tender offer.

With respect to the long-term discount of the Fund and JFC, the table below shows that the Fund has maintained the stronger track record in this respect when compared to JFC.

Historical Average Share Price Discount to NAV

AVERAGE DISCOUNT	YTD as of October 25, 2012%	2011%	2010%	2009%	2008%

GCH	-9.04	-10.70	-10.43	-7.16	-6.24

JFC	-12.08	-12.01	-11.04	-8.75	-10.98

Source: Morningstar

•

With respect to ongoing corporate governance, the Fund has an experienced, evolving Board and robust Corporate Governance Guidelines. The Board has recognized the benefits of fresh skills and insights to the Board and has appointed two new independent directors, Mr. Gregory Hazlett and Mr. Moritz Sell, as announced in the Fund’s press release issued separately today.

Unanimous Support for Aberdeen

Before determining to recommend Aberdeen as the Fund’s new Investment Manager, the Board undertook a thorough and exhaustive due diligence process that included the engagement of Mercer (Hong Kong) Limited (“Mercer”) as an independent consultant. Mercer identified 19 potential candidates from which, after extensive, careful and thoughtful deliberation, the Board ultimately voted to recommend to shareholders that Aberdeen be approved as the Fund’s Investment Manager. Importantly, included in the list of potential candidates that the Board met with and considered was JF International Management Inc., the investment manager to JFC. The Board believes Aberdeen presented the best choice for achievement of the Fund’s investment objective.

Based on the information Aberdeen provided to the Board, it was clear that the Fund would benefit from a strong strategic fit within Aberdeen’s organization due to its long standing and substantial experience in managing Greater China equities and closed-end funds.

•

Aberdeen’s philosophy is that superior long-term returns are achieved by identifying good quality stocks cheaply and holding them for the long term. Aberdeen seeks to identify good companies from first-hand research, and add value from active management, which constitutes intensive and on-going scrutiny at the company level, and not from portfolio trading. Aberdeen follows a team-based, bottom-up, fundamentally-driven process, with no stock bought without first visiting a company. For example, in 2011 alone, Aberdeen met with over 250 Chinese/Hong Kong companies.

•

The Board was reassured by the fact that Aberdeen has covered China / Hong Kong equities within its broader Asia-Pacific strategies since 1985. Including specific mandates and global/regional allocations, as of June 30, 2012, Aberdeen managed approximately $80 billion in Asia-Pacific equities of which Chinese and Hong Kong equities amounted to in excess of $25 billion.

•	Aberdeen demonstrated a consistent and long-term performance track record in the investment strategy relative to both their benchmark and peer group.

•

The Board further noted Aberdeen’s substantial resource and physical presence across the region in support of this philosophy and process for over two decades. Aberdeen’s Asian operation encompasses 8 offices including Singapore, Hong Kong, Shanghai and Taiwan. Aberdeen has approximately 400 staff, including 40 investment professionals dedicated to Asia-Pacific equities, based throughout the region.

•

Aberdeen’s universe of coverage includes all listed China stocks including A and B shares, H shares, Hong Kong-listed stocks, as well as select exchange-listed ADR/GDRs. In addition, Aberdeen considers stocks that invest in China outside of these which have significant revenue and/or assets in Hong Kong and China.

•

With respect to A shares, Aberdeen holds a license for investing in Yuan-denominated stocks and bonds under the Qualified Foreign Institutional Investor scheme, has researched these securities since 1997 and included these securities in their portfolios since 2010. However, as a by-product of their investment process, Aberdeen explained that it currently prefers, in terms of quality of companies, Hong Kong domestic companies that have exposure to mainland China to those companies that are solely listed in mainland China. Aberdeen noted that it currently considers the Hong Kong market, being a developed one, to have greater regulatory oversight and provide better protection to shareholders.

•

Aberdeen also covers and invests across the full spectrum of market capitalization. The model portfolio that Aberdeen would expect to implement over time for GCH would include approximately 20% in small-cap and 10% in mid-cap securities.

•

Aberdeen demonstrated extensive experience in managing closed-end funds with 30 closed-end funds globally and 13 US closed-end funds. As noted below, many of these funds invest in complementary Asia-Pacific regional and single country strategies.

Name	Ticker	AuM ($) (June 30, 2012)	Description
Aberdeen Asia-Pacific Income Fund, Inc.	FAX	2,535,609,115	Asia & Australia Fixed Income
Aberdeen Global Income Fund, Inc.	FCO	162,442,926	Global Fixed Income
Aberdeen Australia Equity Fund, Inc.	IAF	200,068,938	Australian Equity
Aberdeen Emerging Markets Telecommunications Fund, Inc.	ETF	172,225,661	Emerging Market Equity
Aberdeen Israel Fund, Inc.	ISL	58,793,242	Israel Equity
Aberdeen Latin America Equity Fund, Inc.	LAQ	251,895,479	Latin American Equity
Aberdeen Chile Fund, Inc.	CH	137,141,662	Chilean Equity
Aberdeen Indonesia Fund, Inc.	IF	113,963,106	Indonesian Equity
First Trust/Aberdeen Global Opportunity Income Fund**	FAM	397,470,198	Global and Emerging Market Fixed Income
First Trust/Aberdeen Emerging Opportunity Fund**	FEO	117,644,937	Emerging Market Equity and Fixed Income
The Singapore Fund, Inc.	SGF	102,789,688	Singaporean Equity
The Asia Tigers Fund, Inc.	GRR	51,957,128	Asia-Pacific Equity
The India Fund, Inc.	IFN	862,987,986	Indian Equity
Total		5,164,990,067

**Aberdeen serves as sub-adviser to this fund.

•

The Fund does not use or currently intend to use leverage in its strategy; however, Aberdeen has extensive experience in utilising leverage in closed-end funds should this capability ever be desired or required.

•

The Board of Directors was also impressed by Aberdeen’s resource dedicated to investor relations support in the closed-end fund secondary market. Aberdeen’s enhanced Investor Relations Program would aim to heighten the profile of the Fund over time and assist the Board’s commitment to shareholder value by increasing demand. The Aberdeen program would involve the pro-active engagement of institutional shareholders, as well as target long-term retail investors who help create improved liquidity and narrow discounts. Aberdeen believes it is a dynamic effort to promote its funds through industry events and media, as well as ensuring clear and timely information to encourage increased coverage by analysts and industry commentators.

The Board is of the view that Aberdeen’s philosophy and process is particularly appropriate for the Fund given the inherent risks associated with investing in the Greater China region. Moreover, the Board believes Aberdeen’s dedicated resources in support of all aspects of management, administration and investor relations gives Aberdeen a significant competitive advantage. For these and other reasons, the Board believes Aberdeen is the best choice to manage the Fund.

DISCLAIMERS

*

The Aberdeen Global – Chinese Equity Fund is not a U.S. registered investment company and is not subject to certain limitations, diversification requirements and other restrictions imposed under the Investment Company Act of 1940 and the Internal Revenue Code to which the Fund is subject and which, if applicable to the Aberdeen Global – Chinese Equity Fund, may have adversely affected its performance. The Aberdeen Global – Chinese Equity Fund is similar to the Fund in that both seek long term capital appreciation by investing in equity securities of Chinese companies. However, there are important differences between the investment strategies and style of the two funds, including the definition of Chinese companies. In addition, the Fund and the Aberdeen Global – Chinese Equity Fund have differing fees and expenses and compare their performance to different benchmarks. Shareholders of the Fund should not rely on the performance data of the Aberdeen Global – Chinese Equity Fund as an indication of the future performance of the Fund under Aberdeen’s management. This is not an offer to sell shares of the Aberdeen Global – Chinese Equity Fund, which is not offered for sale to U.S. persons and is not sold in the U.S.

THE GREATER CHINA FUND, INC. (NYSE: GCH) ANNOUNCES

POSTPONEMENT OF SPECIAL MEETING TO APPROVE ABERDEEN ASSET

MANAGEMENT AS INVESTMENT MANAGER AND

NEW INDEPENDENT DIRECTORS

New York, NY, October 26, 2012 – The Greater China Fund, Inc. (NYSE: GCH) (the “Fund”) announced today that the Fund’s Board of Directors has determined to postpone the special meeting of stockholders scheduled to be held on November 1, 2012. Although the Board of Directors is unanimous in its support for Aberdeen Asset Management Asia Limited (“Aberdeen”), the Fund’s Board and Aberdeen believe additional time is needed to obtain stockholder support for Aberdeen as the Fund’s investment manager. The Board and Aberdeen continue to engage in a dialogue with stockholders regarding this matter. The Fund will notify shareholders when a new date is determined for the special meeting of stockholders.

The Fund also announced that the Fund’s Nominating and Governance Committee recommended to the Board, and the Board unanimously approved, the appointment of two new independent directors, Gregory Hazlett and Moritz Sell, to the Fund’s Board of Directors. The Board believes this action evidences its continuing commitment to be responsive to shareholders. Both Mr. Hazlett and Mr. Sell have many years of experience with closed-end funds and investment management and currently serve on the board of directors of other New York Stock Exchange listed closed-end funds.

* * * * * * * * * * * * * *

For more information on the Fund, including the most recent month-end performance, visit www.greaterchinafund.com or call 1-877-FUND-GCH (1-877-386-3424).